Exhibit 10.41
SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS
     1. Clent Richardson (“Executive”) is currently employed by Immersion Corporation (the “Company”) as its President and Chief Executive Officer. Executive and the Company are parties to a Restated Offer of Employment dated July 30, 2008 (the “Offer Letter Agreement”) and an Amended and Restated Retention and Ownership Change Event Agreement dated April 20, 2009 (the “Retention Agreement”). Executive hereby resigns his employment with the Company as its President and Chief Executive Officer and all other positions he holds with the Company, including as a member of the Company’s Board of Directors (the “Board”). It is the Company’s desire to provide Executive with certain benefits in connection with such resignation as set forth in the Retention Agreement and to resolve any claims that Executive has or may have against the Company, and Executive is relying on such benefits, including without limitation the payments described in Section 3 below, in agreeing to the terms set forth herein. Accordingly, Executive and the Company agree to the terms as set forth in this Separation Agreement and General Release of Claims (the “Agreement”). This Agreement will become effective on the eighth (8th) day after it is signed by Executive (the “Effective Date”), provided that Executive has not revoked this Agreement in writing prior to the Effective Date.
     2. Executive hereby resigns from his employment with the Company as its President and Chief Executive Officer, and Executive hereby resigns from any and all positions that he holds as an officer, manager or director, including his position as a member of the Board, with the Company and any positions that he holds as an officer, manager or director with respect to any of its subsidiaries, with all such terminations effective as of October 20, 2009 (the “Termination Date”). Upon the Company’s request, Executive shall execute any and all documents reasonably required to give effect to any of the terminations described in this Section 2.
     3. The Company will provide Executive with the following termination benefits following the Effective Date:
          (a) a lump sum severance payment equivalent to $487,500, subject to applicable withholding taxes, within ten (10) business days following the Effective Date, but in no event later than sixty (60) days following the Termination Date, provided this Agreement is in full force and effect;
          (b) payment of monthly COBRA premium payments commencing with the month following the month in which the Effective Date falls, provided Executive timely elects COBRA continuation coverage for himself and his eligible dependents, until the earlier of (i) eighteen (18) months or (ii) the date Executive first becomes eligible to obtain other group health insurance coverage;
          (c) in the event an Ownership Change Event (as defined in the Retention Agreement) is consummated within three (3) months following the Termination Date, the Company will pay Executive a lump sum payment equal to six (6) months’ of his annual base salary in effect as of the Termination Date within thirty (30) days of the consummation of such

Ownership Change Event, and vesting as to one hundred percent (100%) of his then outstanding equity awards upon consummation of such Ownership Change Event.
          (d) With respect to any unvested stock options or other equity previously granted to Executive by the Company, Executive’s unvested stock options will stop vesting on the Termination Date (unless the vesting of such unvested stock options is accelerated pursuant to
Section 3(c) above), and Executive shall have the post-termination exercise period provided in the applicable stock option agreements (but in no event beyond the term of the applicable option) in which to exercise his right to purchase any of his vested stock options and Executive’s Company stock options shall continue to be subject to the terms and conditions of the applicable stock option plans and agreements, which agreements, shall remain in full force and effect notwithstanding any other term of this Agreement to the contrary.
          (e) The Company will reimburse Executive’s reasonable, documented out-of-pocket expenses paid to third parties for (1) the movement of his personal belongings to Portland, Oregon, (2) the cancellation of his leased apartment near the Company’s headquarters, and (3) the cancellation of his leased car for use commuting to the Company’s headquarters, in each case, upon presentation of documented receipts, and all of which matters shall be subject to an aggregate limit of $10,000.
          (f) Upon receipt by Executive of his regular pay check for the pay period ending on the Termination Date together with payment for accrued but unused vacation time, Executive acknowledges that he has been paid all wages and accrued and unused vacation time. Executive understands and acknowledges that he shall not be entitled to any payments or benefits from the Company other than those expressly set forth in this Paragraph 3.
     4. Executive and his successors release the Company, its parents, divisions, subsidiaries, and affiliated entities, and each of their respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law.
     5. The release of claims contained in Paragraph 4 will not apply to any rights or claims that cannot be released by Executive as a matter of law, and it shall not in any way affect or impair Executive’s right to be indemnified by the Company to the fullest extent permitted by law and the Indemnity Agreement between the Company and Executive. This release does not waive or release any benefits provided by the express terms of this Agreement or the right to bring claims to enforce the terms of this Agreement.

     6. Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Executive waives any rights that he has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.
     7. Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions and/or confidentiality agreements between the Company and Executive. Promptly following the Termination Date Executive will return to the Company, in good working condition, all Company property and equipment that is in Executive’s possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (and any copies thereof) that Executive prepared or received in the course of his employment with the Company.
     8. Executive agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company, its business, its products and its current and former employees and Board members, unless such statements are made truthfully in response to a subpoena or other legal process. The Company agrees that it will not, at any time in the future, make any critical or disparaging statements about the Executive, unless such statements are made truthfully in response to a subpoena or other legal process. Executive agrees he will provide all reasonable cooperation at reasonable times (so as not to unduly interfere with Executive’s subsequent employment) to the Company in connection with any inquiry, investigation or litigation related to the restatement of the Company’s financial statements or the events underlying the restatement and that Executive will retain any and all potentially relevant electronic or hard copy materials or data in Executive’s possession (except for materials returned to the Company pursuant to paragraph 7). The Company will reimburse Executive’s reasonable, documented out-of-pocket travel and similar expenses incurred in providing the cooperation contemplated by the prior sentence.
     9. Executive agrees that for a period of one (1) year following the Termination Date, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his/her employment with the Company.
     10. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.
     11. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected.
     12. Notwithstanding anything under this Agreement to the contrary, no amount payable pursuant to this Agreement on account of Executive’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations, which the parties intend that his termination of employment by the Company to constitute. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is the first day of the seventh (7Ih) month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.
     13. The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by Executive on compensation paid or provided to Executive pursuant to this Agreement.
     14. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of the Company’s equity compensation plan pursuant to which Executive was granted equity awards, any stock option agreements between the parties, any agreements described in Paragraphs 5 or 7 and any agreements concerning insider trading or other Company securities issues, all of which agreements shall remain in full force and effect. Except as expressly provided herein, the Offer Letter Agreement and Retention Agreement is hereby terminated and of no further force or effect. This Agreement may not be modified or amended except by a document signed by an authorized member of the Board and Executive.
EXECUTIVE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY,

WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN PARAGRAPH 3.

Date: October 21, 2009	/s/ Clent Richardson Clent Richardson

Date: October 21, 2009	IMMERSION CORPORATION

	By: ITS:	/s/ John C. Hodgman JOHN C. HODGMAN